Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-283567, 333-283567-01 and 333-283567-02

Secret MAY 2025 2025 Ford Expedition FCFMOTA 2025 - 1 Investor Presentation

sec ret FCFMOTA 2025 - 1 2 Free Writing Prospectus Registration Statement Nos. 333 - 283567, 333 - 283567 - 01 and 333 - 283567 - 02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") The depositors have filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the depositors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if request it by calling toll - free 1 - 888 - 603 - 5847.

sec ret Agenda FCFMOTA 2025 - 1 FCFMOTA 2025 - 1 01 02 03 U.S. Floorplan Securitization U.S. Floorplan Risk Management 3

FCFMOTA 2025 - 1 01

sec ret FCFMOTA 2025 - 1 5 May 2025 S F T W T M S 3 2 1 1 0 9 8 7 6 5 4 17 16 1 5 1 4 1 3 12 1 1 2 4 2 3 2 2 2 1 2 0 19 18 29 28 27 26 25 Ford Credit Floorplan Master Owner Trust A Issuer Ford Credit Floorplan Corporation Ford Credit Floorplan LLC Depositors Ford Motor Credit Company LLC Servicer and Sponsor Barclays (Structuring Lead) SMBC Nikko Truist Securities Active Joint - Lead Managers CIBC Capital Markets Lloyds Securities Passive Joint - Lead Managers US Bancorp ING Financial Passive Co - Managers Drexel Hamilton Independence Point Securities Active Co - Managers The Bank of New York Mellon Indenture Trustee U.S. Bank Trust National Association Owner Trustee Computershare Trust Company, N.A. Backup Servicer Clayton Fixed Income Services LLC Asset Representations Reviewer Transaction Participants and Expected Timing Key Transaction Dates Transaction Participants Thursday, May 15 Premarketing Start Monday, May 19 Announce Tuesday, May 20 Launch and Price Wednesday, May 28 Settlement Transaction Date US Holiday

sec ret FCFMOTA 2025 - 1 • Ford Credit Floorplan Master Owner Trust 2025 - 1 (“FCFMOTA 2025 - 1”) will offer notes with an aggregate initial principal amount of $794,408,000, with the ability of the transaction to grow − FCFMOTA 2025 - 1 will offer $750 million of AAA/ Aaa - rated Class A notes and $44.408 million of AA/Aa1 rated Class B notes − The Depositors will retain the Class C and Class D notes − The allocation of the principal balance between the Class A - 1 Fixed notes and the Class A - 2 Floating notes will be determined on the day of pricing. The entire principal amount may be allocated in whole or in part to either the Class A - 1 or Class A - 2 notes, but , if issued, neither class will be issued in an amount of less than $100 million − All notes have a 2.88 - year WAL with an Expected Final Payment Date of April 15, 2028 • This transaction represents the first public series issuance of Ford Credit Floorplan Master Owner Trust notes since 2020 (shelf registration effective February 2025) • Ongoing quarterly statistical reporting will be published on Ford Credit’s website • The first payment date will be June 16, 2025 6 Key Highlights sec ret FCFMOTA 2025 - 1 7 Transaction Overview – Series 2025 - 1 Total Class D Notes Class C Notes Class B Notes Class A - 2 Notes Class A - 1 Notes $863,487,000 $29,605,000 $39,474,000 $44,408,000 $750,000,000 Principal Amount ($) (1) 87.50% 3.00% 4.00% 4.50% 76.00% Class Split (2) NR/A1 NR/Aa3 AA+/Aa1 AAA/ Aaa Expected Ratings (Fitch / Moody’s ) Retained Retained Public Public Offering Type 2.88 2.88 2.88 2.88 WAL to Maturity (yrs.) I - Curve I - Curve I - Curve SOFR (3) I - Curve Benchmark Fixed Fixed Fixed Floating Fixed Fixed/Floating 30/360 30/360 30/360 A/360 30/360 Interest Accrual Method Monthly Monthly Monthly Monthly Payment Frequency Below 25% Below 25% Below 25% Below 25% 3 - Month Payment Rate Step - Up Trigger (4) April 15, 2028 April 15, 2028 April 15, 2028 April 15, 2028 Expected Final April 15, 2030 April 15, 2030 April 15, 2030 April 15, 2030 Legal Final No No Yes Yes ERISA Eligible (1) The aggregate principal amount of each class of notes may be increased or decreased, pro rata, on or before the day of pr ici ng (2) As a percent of the required pool balance allocated to the series (3) The Class A - 2 notes will accrue interest at a floating rate which will initially be benchmarked to 30 - day average SOFR. Howeve r, the benchmark may change in certain situations. For more information on how 30 - day average SOFR is determined and the circumstances under which the benchmark may change, you should read “Description of the Notes — Payments of Interest an d Step - Up Amounts — Floating Rate Benchmark Rate; Benchmark Transition Event” in the prospectus. (4) If the 3 - Month Payment Rate falls below the trigger, Subordination Factor will increase from 12.50% to 16.50% unless the Res erve Account Reserve Percentage is increased by the Step - Up Percentage sec ret 0.44% 0.44% 0.44% 0.44% 0.44% 0.44% 0.44% 0.35% 11.50% 11.50% 11.50% 11.50% 11.50% 11.50% 11.50% 11.50% 12.50% 12.50% 12.50% 12.50% 12.50% 12.50% 12.50% 13.50% 24.44% 24.44% 24.44% 24.44% 24.44% 24.44% 24.44% 25.35% 2025-1 2024-3 2024-4 2024-1 2024-2 2023-1 2020-2 2018-4 Reserve Subordination Of Junior Notes Available Subordinated Amount Structure Overview FCFMOTA 2025 - 1 76.00% Class A notes (“AAA”) 4.50% Class B notes (“AA”) 4.00% Class C notes (“A”) 3.00% Class D notes (“BBB”) 12.50% Available Subordinated Amount 0.44% Reserve Account Excess Spread Credit enhancement in the floorplan securitization program includes: Structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limits. Total Class A Hard Credit Enhancement 24.44% % of Pool Balance Allocated to Series 8 Initial Class A Hard Credit Enhancement • Subordination of junior notes • Available subordinated amount • Cash reserve (0.50% of notes) • Excess Spread 2025 - 1 Concentration Limits Manufacturer Concentration Medium/Heavy Truck Concentration Fleet Concentration Used Vehicle Concentration Development Dealer Concentration Dealer Concentration Ineligible Receivables 10% _ _ _ _ _ Lower - rated manufacturers: 2% 5% 15% 20% 4% 2% _ _ _ _ _ AutoNation: 5% Lithia Motors: 3% N/A

sec ret Key Series Triggers FCFMOTA 2025 - 1 • Enhancement Step - Up Trigger - If average monthly principal payment rate for the three preceding collection periods is less than 25%, the subordination or reserve fund percentage increases by four percentage points - During periods when the Excess Funding Account (EFA) exceeds 30%, certain Principal Collections may be used for potential shortfalls in interest or fees • Early Amortization Triggers - Average monthly principal payment rate for the three preceding collection periods is less than 21% - Cash balance in the excess funding account exceeds 70% of the adjusted invested amount of all series for three consecutive months - Available subordinated amount is less than the required subordinated amount - Bankruptcy, insolvency or similar events relating to the depositor, the issuer, Ford Credit or Ford Motor Company 9 sec ret Syndicate Process Summary FCFMOTA 2025 - 1 • In an effort to promote maximum transparency during transaction marketing, Ford traditionally carries out a consistent syndicate process across its ABS platforms • This process will be employed for FCFMOTA 2025 - 1, and the following are key phases of this timeline: - Premarketing: May 15 – 16 will constitute the premarketing window. Investors will have all marketing materials (including initial price thoughts) to facilitate their analysis - Announcement: Subject to market conditions, scheduled for the morning of May 19, concurrent with books opening - Guidance: Provided shortly after 11:00am ET on May 19, accompanied by subscription status - Pricing: The transaction is expected to price on Tuesday, May 20 • Additional timing considerations: - Closing of Classes: Classes may go subject any time upon reaching full subscription of the base size, and will go subject after reaching full subscription of the maximum upsize. Only firm orders (i.e. not subject to credit) will contribute to this determination and the market will be given approximately 30 minutes notice - Allocations: Orders placed before 11:00 a.m. ET on May 19 are expected to receive higher allocations than orders placed after 11:00 a.m. ET 10

U.S. Floorplan Securitization 02

sec ret Floorplan Portfolio Overview • Ford Credit has been financing dealer vehicle inventory since 1959 and securitizing floorplan receivables since 1991 • Ford’s goal is to maintain a profitable network of Ford and Lincoln dealerships deliver an innovative and engaging sales and service experience for customers. As of March 2025, in the U.S., Ford and Lincoln had approximately 3,000 dealers. • Over the past five years, Ford Credit financed 71% to 74% of U.S. Ford and Lincoln dealer new vehicle inventory • Floorplan receivables are secured primarily by the financed vehicles, and payment is required when the vehicle is sold • Ford Credit’s floorplan portfolio has historically experienced low losses, primarily driven by strong risk management practices and servicing: - Continuous monitoring of dealer’s financial health, payment performance, vehicle collateral status and risk - based on - site invent ory audits - Use of proprietary risk rating assessment and behavioral scoring models - Proactive risk management practices which include intensifying risk management actions as dealer risk increases - Leveraging access to dealer information through the Ford relationship 12 FCFMOTA 2025 - 1 sec ret Floorplan Securitization Overview • Ford Credit’s present floorplan securitization trust was established in 2001 as a master trust and has issued more than 60 series • Ford Credit has offered floorplan asset - backed securities through various channels: - Publicly - registered transactions - Rule 144A transactions - Other private transactions 13 FCFMOTA 2025 - 1 sec ret Floorplan Portfolio Net Losses / (Recoveries) as a Percent of Average Principal Balance Trust Pool 3 - Month Average Monthly Principal Payment Rate* Trust Pool Net Losses / (Recoveries) as a Percent of Average Principal Balance Trust Pool Dealer Risk Ratings 14 U.S. Performance Overview 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 20-Dec 21-Dec 22-Dec 23-Dec 24-Dec 25-Mar Percent of Principal Balance Other Group IV (Poor) Group III Group II Group I (Strong) 0.00% 0.00% 0.00% 0.00% 0.00% 0.00% 0.00% 2020 2021 2022 2023 2024 1Q24 1Q25 Losses Recoveries No Trust losses realized since inception because depositors elected to accept reassignment of receivables from “status” accounts 15% 25% 35% 45% 55% 65% 75% 85% 95% Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 Jan-25 Payment rate triggers Lowest 3 - Month Average Payment Rate was 29.9% in February 2005 120 143 7 1 Mar - 25 * The three - month average monthly principal payment rate for a month equals the average of the monthly payment rate for that month and the prior two months ** Estimated days’ supply derived from payment rate (as of March 31, 2025) (0.01)% (0.01)% (0.02)% (0.00)% (0.00)% (0.00)% (0.00)% 2020 2021 2022 2023 2024 1Q24 1Q25 Losses Highest Net Loss Percentage on Floorplan Portfolio since January 2004 was 0.353% in 2009 Recoveries Memo: Days Supply** FCFMOTA 2025 - 1

sec ret Historic Trust Balance vs. Outstanding Term Debt ($B) $ 19.9 $0 $5 $10 $15 $20 Outstanding Term Debt Trust Balance (excluding EFA) $6.7 15 Note: Graph reflects data on the trust as of March 31, 2025 • 2020 - 2021 - Covid production shutdown, global component shortages, and robust sales reduced the Trust balance - Cash in the Excess Funding Account (EFA) increased – EFA% trigger was not breached and was amended to 70% in August 2021 • 2022 - Supply constraints continued to limit vehicle production - By end of Q2, maturing debt and an increasing Trust balance eliminated the need for cash in the EFA • 2023 - 2024 - Debt Maturities combined with Trust balance increases provide support for ongoing term debt issuance - New term series totaling $1.7 billion issued in 2023 (first term issuance since 2020) and $3.3 billion issued in 2024 Recent History of Floorplan • Pre - 2020 - Steady vehicle production and Trust balance led to consistent $10 - $12 billion of term debt outstanding FCFMOTA 2025 - 1 • 2025 - Floorplan shelf registration declared effective in February 2025

U.S. Floorplan Risk Management 03

sec ret Underwriting and Credit Review Process FCFMOTA 2025 - 1 • A dealership seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information • Ford Credit performs a thorough review of the dealer or dealer group including: - Business, legal and operations structure, including number of manufacturer franchises - Credit information - Financial statements or tax returns - Types of vehicles in the dealer’s inventory and specialty services provided by the dealer for certain vehicles or customers, such as fleet • Ford Credit evaluates the dealer’s financial resources and the amount and types of financing requested • The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer’s business • The financed vehicles are the primary collateral for dealer floorplan loans; however, for many dealers, Ford Credit also obtains personal guarantees and secondary collateral in the form of additional dealer assets, including dealer - adjusted net worth and real estate equity • Due to the ongoing nature of floorplan financing arrangements, Ford Credit periodically performs a credit review of each dealer, at least biennially, following the similar process utilized to evaluate new dealer account originations • Monthly financial performance data provides ongoing supplemental dealer monitoring 17 sec ret Dealer Risk Rating Assessment • Ford Credit evaluates new dealer account originations using a proprietary scoring model, performs ongoing credit reviews of d eal ers and assigns risk ratings • For purposes of securitization - related disclosure, dealer risk ratings are categorized into groups Group Description I Strong to superior financial metrics II Fair to favorable financial metrics III Marginal to weak financial metrics IV Poor financial metrics, may be uncollectible Other Includes dealers that have no dealer risk rating because Ford Credit only provides in - transit financing or because Ford Credit is in the process of terminating the financing for such dealer • Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ab ility to meet financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and pa yment performance • Ford Credit updated its dealer risk rating model in October 2024; the model is validated regularly to ensure the integrity an d performance and is updated if necessary 18 FCFMOTA 2025 - 1 sec ret Dealer Monitoring Strategy FCFMOTA 2025 - 1 Monitor • Payoffs • Aged Inventory • Over - line Report • Financial Statements • Double Flooring Monthly Accounts Rating • Assess dealer risk and determine action plans Watch Report – Medium to High Risk • Formal review of action plans and results presented to senior management (plans may include more frequent physical audits) Intensive Care Unit (ICU) – High Risk • More experienced risk team • Increased intensity surrounding action plans and timelines Status • On - site control • Focus on asset protection Liquidation • Focus on loss mitigation Monitor Dealers Watch Report MAR Directed Action Plans No Further Action Monthly Accounts Rating (MAR) ICU Status Liquidation 19

sec ret Floorplan Audits, Monitoring & Status Processes FCFMOTA 2025 - 1 Inventory Audits • A dealer’s risk rating determines the frequency of on - site vehicle inventory audits • Ford Credit engages a vendor to perform on - site vehicle inventory audits and dealers generally do not receive advance notice of an audit • Audits are generally reconciled same day and immediate payment is required for any sold vehicle Dealer Monitoring • Ford Credit has business operations employees dedicated to dealer monitoring for issues including dealer fraud, utilizing a robust suite of monitoring tools and models. If issues are discovered, Ford Credit may: - Increase audit frequency or schedule an immediate on - site audit - Require curtailments, or monthly principal payments on aged inventory - Suspend credit lines - Verify cash balances/perform an in - depth validation of the accuracy and completeness of the dealership financial statements - Meet with the owners/guarantors - Increase the dealer’s risk rating to trigger more extensive monitoring Dealer Status Procedures • A status is declared when a dealer does not satisfy a sold - out - of - trust condition discovered during an audit, fails to pay principal or interest payments, files bankruptcy, or other circumstances arise that warrant immediate action • Once a status is declared, based on the particular circumstances of the classification, Ford Credit may suspend credit lines, maintain personnel on site, collect titles and keys, secure dealer inventory, issue payment demand letters, obtain liens on property of guarantors, increase the dealer’s floorplan interest rate and initiate legal action • If a status situation can not be resolved, Ford Credit will liquidate vehicles and secondary collateral to obtain the greatest value and continue collection efforts against personal/corporate guarantors 20 sec ret Captive Finance Company Benefits FCFMOTA 2025 - 1 • Integrated systems enable real - time controls - Access to monthly dealer financial statements that allow monitoring of dealer financial strength - Monitoring of dealers by both Ford and Ford Credit - Joint Ford and Ford Credit discussions with dealers on various aspects of the business - Comparative dealership benchmarking between dealerships of like size or in similar markets Dealer reports vehicle sale to obtain: - Warranty registration - Manufacturer incentives 1 . Dealer Floorplan Receivables System North American Vehicle Information System Ford Credit Ford Dealer Information on sold vehicles reported to Ford Credit and matched to floorplan receivables Dealer pays off floorplan receivables 2 . 3 . 21

Appendix

sec ret Outstanding Private Variable Funding Notes (VFN)* APPENDIX - U.S. FLOORPLAN SECURITIZATION 23 Private Variable Funding Notes 144A Term Series Public Term Series Series 2006-1, 2014-5 2023-1, 2024-1, 2024-2 2018-4, 2020-2 2024-3, 2024-4 Amount Outstanding ($B) ** $0.0 $5.0 $1.7 Senior Hard Enhancement (AAA Notes) 25.75% 24.44% 24.44% - 25.35% Maturity Ranges April 2025 - Oct 2026 May 2026 - Sept 2029 Sept 2025 - Nov 2028 • Total Trust balance of $ 19 .9 billion • Private Variable Funding Notes (VFN) are used to manage fluctuations of Trust balance and provide an additional source of liquidity • Total VFN capacity of $ 5.0 billion ** May not add to Total Funding due to rounding * As of March 31, 2025 Term Funding $ 6.7 Existing Subordination $1.0 Surplus Assets $12.2 Trust Balance ($B) $ 19 .9

sec ret Secret Ford Credit Portfolio Year ended December 31, Three Months Ended March 3 1 , 2020 2021 2022 202 3 202 4 202 4 202 5 (Dollars in Millions) $18,994 $11,101 $11,779 $16,708 $ 22,305 $19,805 $ 23,672 Average principal balance * ($1.3) ($1.5) ($2.3) ($0.7) ($0. 3 ) ($0.1) ($0. 1 ) Net losses (recoveries) ** (0.007)% (0.014)% (0.019)% (0.004)% (0.00 1 )% (0.002)% (0.00 2 )% Net losses (recoveries) / average principal balance*** $107,815 $98,653 $99,560 $116,853 $1 28,093 $29,381 $ 29,615 Liquidations**** (0.001)% (0.002)% (0.002)% (0.001)% 0.000% 0.000% 0.000 % Net losses (recoveries)/liquidations U.S. Floorplan Portfolio Performance APPENDIX - U.S. FLOORPLAN SECURITIZATION 24 * Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated ** Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for the period. This loss experience takes into account financial assistance provided by Ford to dealers in limited instances. If Ford does not provide this assistance in the future, the loss experience of Ford Credit’s dealer floorplan portfolio may be adversely affected. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit’s interest in those assets, the net losses experienced by the trust may be higher *** For the non - annual periods, the percentages are annualized **** Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated